Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Perpetual Americas Funds Trust of our report dated August 22, 2024, relating to the financial statements and financial highlights, which appears in Trillium ESG Global Equity Fund’s and Trillium ESG Small/Mid Cap Fund’s Annual Report on Form N-CSR for the year ended June 30, 2024. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois
October 28, 2024